Exhibit 99.1

News Release
For Immediate Release

OccuLogix Announces U.S.$5,076,500 Private Placement of Common Stock
- And Files Preliminary Proxy Statement -

Toronto, ON—May 20, 2008— OccuLogix, Inc. (NASDAQ: OCCX; TSX: OC) announced today that it has entered into a definitive agreement with a number of investors for the private placement of U.S.$5,076,500 of shares of common stock at a per share price equal to the lower of (i) U.S.$0.10 and (ii) the volume-weighted average closing price of the Company’s common stock on NASDAQ for the 15-trading day period immediately preceding the closing date of the sale.

OccuLogix also announced today that it has filed a preliminary proxy statement to solicit the proxies of its stockholders for, among other approvals, the approval of this private placement and the approval of the definitive merger agreement that the Company had entered into, and announced, on April 22, 2008 to acquire the minority ownership interest in San Diego-based OcuSense, Inc. that the Company does not already own.  Currently, OccuLogix owns 50.1% of the capital stock of OcuSense on a fully diluted basis.

The approval of the private placement and the approval of the OcuSense merger transaction are interdependent.  Stockholders will have to give their approval to both proposed transactions in order for either of them to close.  The Company intends to call a meeting of stockholders as soon as practicable.  Stockholder approval of these transactions is required under the NASDAQ rules governing the issuance of shares, and the transactions are also subject to approval by the Toronto Stock Exchange.

The proceeds of the private placement will be used to fund the working capital requirements of OccuLogix and OcuSense.

The securities to be offered in the private placement and the OcuSense merger transaction have not been registered under the Securities Act of 1933, as amended (the “Act”) or any state securities laws or qualified under any Canadian provincial or territorial securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Act and applicable state securities laws or in Canada absent a valid prospectus, or an applicable exemption from the prospectus requirements, under applicable provincial and territorial securities laws.

About OccuLogix, Inc.

OccuLogix (www.occulogix.com) is a healthcare company focused on ophthalmic devices for the diagnosis and treatment of age-related eye diseases.

About OcuSense, Inc.

OcuSense (www.ocusense.com) is an ophthalmic device company developing and commercializing novel, laboratory-on-a-card technologies that enable eye care practitioners to test for highly sensitive and specific biomarkers in tears at the point-of-care.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about the Company.  These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements.  Actual events or results may differ materially. Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our Forms 10-K and 10-Q.  We do not undertake to update any forward-looking statements.

FOR FURTHER INFORMATION, PLEASE CONTACT:

Tom Reeves
(905) 602-0887
tom.reeves@occulogix.com